Exhibit 10.5

NON-COMPETITION, NON-SOLICITATION,

NON-DISCLOSURE & ASSIGNMENT OF INVENTIONS AGREEMENT

This Non-Competition, Non-Solicitation, and Non-Disclosure Agreement (hereinafter “Agreement”) is made by and between AutoZone, Inc. (hereinafter “AutoZone”) and ____________________ (hereinafter “Executive”) (collectively “the Parties”).

1.Employment. Executive is employed by a subsidiary of AutoZone. Executive acknowledges that Executive’s employment is at will.

2.Severance.  In the event that Executive’s employment is terminated by AutoZone without Cause (defined below), and provided that at that time, Executive executes a release of all claims against AutoZone accrued as of the date of such release in a form acceptable to AutoZone and such release has become irrevocable, Executive will be entitled to the severance benefits set forth in Exhibit A to this Agreement (the “Enhanced Severance”).  Executive acknowledges that the Enhanced Severance benefits are greater than those to which Executive would be entitled under AutoZone’s standard severance policy, and that Executive is not eligible for severance under AutoZone’s standard severance policy. Executive (or Executive’s estate) will not be entitled to the Enhanced Severance in the event of (i) Executive’s termination for Cause (defined below); (ii) Executive’s voluntary resignation, including retirement; (iii) Executive’s death; or (iv) a determination by AutoZone that Executive is “totally disabled,” as that term is defined in AutoZone’s long term disability plan.

3. Definitions.

(a)“Confidential Information” means any data, know-how or any other proprietary or confidential information that is valuable to AutoZone and not generally known to the public or to competitors of AutoZone and that is disclosed by AutoZone to Executive, either directly or indirectly, or which otherwise comes into the knowledge or possession of Executive, prior to or during Executive’s employment with AutoZone (whether in writing, by observation, or in oral, graphic, electronic or any other form) including non-public information of customers, suppliers, and officers; product, pricing and purchasing strategies; marketing plans; management changes; financial projections and data; sales strategies; customer, supplier and officer assessments and data; business and operational methodologies and strategies; risk assessments and strategies; information technology applications, programs and systems; and intellectual property. “Confidential Information” also includes, without limitation, (i) third-party confidential information that AutoZone is obligated to keep confidential; (ii) any and all information which contains or otherwise reflects or is derived, directly or indirectly, from any information described in this paragraph, as well as any and all notes, analyses, compilations, studies or other documents prepared by Executive that contain or otherwise reflect or are derived, directly or indirectly, from such Confidential Information; and (iii) “Trade Secrets” (defined below).

(b)“Customer(s)” means any firm, partnership, corporation and/or any other entity and/or person that purchased or purchases goods, products or services from AutoZone and/or its subsidiaries.

(c)“Prospective Customer(s)” means any firm, partnership, corporation and/or any other entity and/or person reasonably expected by AutoZone to purchase goods, products or services from AutoZone and/or its subsidiaries.

(d)“Trade Secrets” means any information, including without limitation, any technical or non-technical data, works of authorship, formulas, patterns, improvements, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, technology, software design, code, list of actual or potential customers or suppliers or other information similar to any of the foregoing, that (a) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can derive economic value from its disclosure or use, and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

4.Covenants.  In consideration of Executive’s employment, continued employment, or promotion, and the Enhanced Severance benefits provided herein, Executive and AutoZone hereby agree as follows:

(a)Non-Competition. AutoZone competes vigorously, but fairly. Executive acknowledges that because of Executive’s skills, Executive’s position with AutoZone, and the customer/vendor relationships and/or confidential information to which Executive shall have access on account of such employment with AutoZone, competition by Executive with AutoZone would damage AutoZone in a manner which could not be adequately compensated by damages or an action at law.  In view of such circumstances, Executive agrees that, during Executive’s employment with AutoZone and for a period of two (2) years thereafter (the “Non-Compete Term”), Executive shall not, directly or indirectly, own, manage, operate, control, be employed by, consult for, participate in or be connected in any manner with the ownership, management, operation or control of any business that derives revenues from the retail, wholesale, or commercial sale, manufacture, or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals in any state, province, territory or foreign country in which AutoZone operates during the Non-Compete Term, including, but not limited to, Advance Auto Parts, Inc., General Parts, Inc. (CARQUEST Auto Parts), Genuine Parts Corporation (NAPA), O’Reilly Automotive, Inc., The Pep Boys – Manny, Moe & Jack, Wal-Mart Stores, Inc., XL Parts, Amazon.com, Inc., SSF Imported Auto Parts LLC, WORLDPAC, Inc., Identifix, Inc., Solera Holdings, Inc., Fisher Auto Parts, Parts Authority, Factory Motor Parts and Auto Parts Warehouse. Other than those companies specifically referenced in this Subsection 4(a), nothing in this subsection shall preclude Executive from accepting employment with a company that derives less than five percent (5%) of its annual gross revenues from the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services, provided that Executive does not provide advice and consultation to such company concerning the retail, wholesale or commercial sale, manufacture or distribution of aftermarket automobile parts and accessories, motor oil or related chemicals, automotive repair software or automotive diagnostic services. Further, Executive agrees that during the Non-Compete Term, Executive shall not, directly or indirectly operate, control, be employed by, consult for, participate in or be connected in any manner with the ownership, management, operation or control of any vendors or suppliers of AutoZone (or its subsidiaries) with whom Executive had personal contact or supervised the efforts of those who had personal contact with such vendors or suppliers in the 12 months preceding Executive’s separation from AutoZone.

(b)Non-Solicitation (Employees). Executive agrees that during Executive’s Employment with AutoZone and for a period of two (2) years immediately following termination thereof, regardless of the reason for termination, Executive will not, directly or indirectly, on Executive’s own behalf or on behalf of or in conjunction with any person or legal entity, recruit, solicit or induce, or attempt to recruit, solicit, or induce, any non-clerical employees of AutoZone to terminate their employment relationship with AutoZone. The scope of this Subsection 4(b) is limited to those AutoZone employees whose employment, in whole or in part, overlapped with Executive’s employment.

(c)Non-Solicitation (Customers). Executive agrees that during Executive’s Employment with AutoZone and for a period of two (2) years immediately following termination thereof, regardless of the reason for termination, Executive will not, directly or indirectly, solicit or attempt to solicit business from any Customer or Prospective Customer with whom Executive had personal contact or supervised the efforts of those who had personal contact with such Customers or Prospective Customers in the 12 months preceding Executive’s separation from AutoZone.

(d)Confidentiality Obligations.  Executive shall: (a) hold in strict confidence and, except to the extent specifically necessary to perform Executive’s duties and obligations to AutoZone, not disclose, reproduce, publish, distribute, transmit or use any Confidential Information of AutoZone, including, without limitation, Confidential Information that is received by or for AutoZone, that Executive develops, learns or obtains, or that otherwise comes into Executive’s knowledge during Executive’s employment with AutoZone, without the prior written consent of AutoZone; (b) take security precautions using not less than reasonable care to keep confidential the Confidential Information of AutoZone and avoid disclosure, loss or misuse of the Confidential Information; (c) refrain from forwarding Confidential Information to personal or third party emails or transmitting Confidential Information by thumb drive, external hard drive, web based file sharing accounts (Dropbox, OneDrive, etc.), or any other digital medium without the express written consent of the Company; and (d) refrain from modifying, adapting, transmitting, reverse engineering, decompiling or disassembling any Confidential Information and from using any of the Confidential Information for any purpose other than in the performance of Executive’s duties to AutoZone (including without limitation for Executive’s own benefit). Executive shall notify AutoZone immediately upon discovery of any unauthorized disclosure of Confidential Information or use of Confidential Information other than as permitted hereunder. Executive shall cooperate with AutoZone in every way to help

AutoZone regain possession of its Confidential Information and prevent further unauthorized use. Without limiting the foregoing, Executive agrees not to use any Confidential Information of AutoZone to design, develop, provide or market any software, product or service that would compete with any software, product or service of AutoZone. Executive further agrees that upon the termination of Executive’s employment Executive will execute the Termination Certificate attached hereto as Exhibit B.

(e)Ownership of Confidential Information and Trade Secrets.  All Confidential Information is and shall remain the exclusive property of AutoZone. AutoZone retains all rights and remedies afforded it under patent, copyright, trade secret, trademark, and any other applicable laws of the United States and the states thereof, or any applicable foreign countries, including without limitation, any laws designed to protect proprietary or confidential information. Any Trade Secrets of AutoZone will also be entitled to all of the protections and benefits of applicable trade secret laws and any other applicable laws; provided, however, that AutoZone shall not, in order to be entitled to such protections and benefits, be subject to, and Executive hereby waives, any requirement that AutoZone submit proof of the economic value of any Trade Secret or post a bond or other security. For avoidance of doubt, the parties acknowledge and agree that, in the event a court of competent jurisdiction determines that information that AutoZone deems to be a Trade Secret is not a trade secret under applicable law, such information will nevertheless be deemed to be Confidential Information for purposes hereunder. No license to Executive under any trademark, patent, copyright, or any other intellectual property right, now existing or hereafter acquired or created, is either granted or implied by the disclosure of Confidential Information to Executive.

(f)Assignment of Inventions. AutoZone shall own all rights, title and interests (including all patent, copyright, trademark, trade secret, database rights, and all other rights of any sort throughout the world) in and to any and all Inventions. Executive agrees to promptly disclose all Inventions to AutoZone, and Executive agrees to hold in confidence and not disclose any Invention to any third party. Executive further agrees that all Inventions are "works made for hire" within the meaning of the Copyright Act of 1976, as amended, are the sole and exclusive property of AutoZone, and Executive shall have no right to exercise any economic rights to any Invention. Executive hereby assigns, and agrees to automatically assign, without further consideration, to AutoZone any and  all rights, title, and interest  in  and to all Inventions, including, without limitation: (a) all copyrights, trade secrets, patents, and other intellectual  property  rights, and  all other rights that may  hereafter be vested relating  to the Inventions, arising under United States or any other law, together with all national, foreign, state, provincial and common law registrations, applications for registration and renewals and extensions thereof, (b) all goodwill associated with the Inventions; and (c) all benefits, privileges, causes of action and remedies relating to any of the foregoing, whether before or hereafter accrued (including, without limitation, the exclusive rights to apply for such registrations, renewals, and/or extensions, to sue for all past infringements or violations of any of the foregoing, and to settle and retain proceeds from any such actions); provided however, that this Section shall not apply to any Invention for which no equipment, supplies, facilities, intellectual property, Trade Secrets or Confidential Information  of  AutoZone were used and that was developed entirely on Executive's own time, unless the Invention (i) relates to AutoZone's current or contemplated business or activities, (ii) relates to AutoZone’s  actual  or demonstrably anticipated research or development or (iii) results from any work performed by Executive for AutoZone.

(g) Defense Trade Secrets Act of 2016.  AutoZone employees, contractors, and consultants may disclose trade secrets in confidence, either directly or indirectly, to a government official, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, AutoZone Executives, contractors, and consultants who file retaliation lawsuits for reporting a suspected violation of law may disclose related trade secrets to their attorney and use them in related court proceedings, as long as the individual files documents containing the trade secret under seal and does not otherwise disclose the trade secret except pursuant to court order.

(h)Protected Rights.  Employee understands that nothing contained in this Agreement limits Employee’s ability to file a charge or complaint with the Securities and Exchange Commission (SEC). Employee further understands that nothing in this Agreement limits Employee’s ability to communicate with the SEC or otherwise participate in or fully cooperate with any investigation or proceeding that may be conducted by the SEC, including providing documents or other information, without notice to or approval from the Company. Employee can provide confidential information to the SEC without risk of being held liable by the Company for liquidated damages or other financial penalties.

5.Reasonable Limitations.  Given the nature of the position Executive holds with AutoZone, the nature of AutoZone’s business, and the sensitive nature of the information and duties Executive will have with AutoZone, the parties acknowledge that the limitations provided for herein, including but not limited to, the scope of activities prohibited, the geographic area covered, and the time limitations, are reasonable and have been specifically negotiated by sophisticated commercial parties.

6.Remedies for Breach.  In the event of an actual or threatened breach by Executive of any of the covenants of this Agreement, AutoZone, in addition to any other rights and remedies existing in its favor, shall be entitled to obtain, without the necessity for any bond or other security, specific performance and/or injunctive relief in order to enforce or prevent the breach of any of the covenants of this Agreement.  Further, if Executive violates any of the covenants of this Agreement, Executive’s entitlement to the severance benefits set forth on Exhibit A shall immediately cease, and the term and covenant violated shall be automatically extended to a like period of time from the date on which Executive ceases such violation or from the date of the entry by a court of competent jurisdiction of an order or judgment enforcing such covenants, whichever period is later.  In the event Executive is found by a court of competent jurisdiction to be in breach of any of the covenants of this Agreement, AutoZone shall be entitled to its costs, expert fees, and reasonable attorney’s fees associated with enforcing such covenant or covenants.

7.Reaffirmation of Scope or Duration.  The parties hereto intend that this Agreement be enforced as written.  However, if any provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties hereto agree that the court making such determination shall have the power to reduce the duration and/or area of such provision and/or delete specific words or phrases and in its reduced or revised form, such provision shall then be enforceable and shall be enforced.

8.Definition of Cause.  For purposes of this Agreement, “Cause” shall be defined as the willful engagement in conduct which is demonstrably or materially injurious to AutoZone, monetarily or otherwise; provided, however, no act or failure to act will be considered “willful” unless done, or omitted to be done, by Executive not in good faith and without reasonable belief that Executive’s action or omission was in the best interest of AutoZone.

9.Compliance with Section 409A.  For purposes of this Agreement and the Enhanced Severance described in Exhibit A, in the event that Executive is terminated by AutoZone without Cause, AutoZone and Executive reasonably anticipate that Executive will either (i) perform no further services for AutoZone, whether as an employee, independent contractor, or otherwise, after the effective date of such termination, or (ii) after the effective date of such termination, permanently decrease the level of services performed by Executive for AutoZone to no more than twenty percent (20%) of the average level of services performed for AutoZone in any capacity, whether as an employee, independent contractor or otherwise, over the immediately preceding 36-month period (or the full period of services if Executive has been providing services to AutoZone for less than thirty-six (36) months).

10.Governing Law.  The Executive and Company acknowledge that AutoZone’s principle place of business is in Shelby County, Tennessee and the Company and Executive wish to have uniformity among Executives with respect to the subject matters of this Agreement in order to protect both the Company and its employees.  Therefore, this Agreement shall be construed in accordance with and governed by the laws of the state of Tennessee, without regard to its choice of law provisions.  Executive agrees that the exclusive venue for any disputes arising out of or related to this Agreement shall be the state or federal courts located in Shelby County, Tennessee.  The Executive also consents to personal jurisdiction in Shelby County, Tennessee.

11.Entire Agreement; Amendment.  This Agreement, with Exhibits A and B, contains the entire agreement of the parties and supersedes any prior understandings and agreements between them respecting the subject matter of this Agreement. It may not be changed orally, but only by agreement in writing signed by the parties hereto.  The Executive shall be subject to all other AutoZone employment policies, but to the extent those policies conflict with the terms of this Agreement, the terms of this Agreement shall control.

12.Waiver of Breach; Severability.  The waiver by AutoZone of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.  In the event any provision of this Agreement is found to be invalid or unenforceable, it may be severed from the Agreement and the remaining provisions of the Agreement shall continue to be binding and effective.

13.Non-Assignability. This Agreement and the benefits hereunder are personal to AutoZone and are not assignable or transferable by Executive, nor may the services to be performed hereunder be assigned by AutoZone to any person, firm or corporation, except a parent or affiliate of AutoZone; provided, however, that this Agreement and the benefits hereunder may be assigned by AutoZone to any person, firm or corporation acquiring all or substantially all of the assets of AutoZone or its subsidiary or to any corporation or other entity into which AutoZone or its subsidiary may be merged or consolidated and this Agreement and the benefits hereunder will be deemed automatically assigned to any such corporation or entity.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year stated below.

Executive

____________________________________

Printed Name

____________________________________

SignatureDate

AutoZone, Inc.

By:

Its:

By:

Its:

EXHIBIT A

1.	General.

The benefits afforded to Executive hereunder will be in lieu of benefits under any other plan, program or agreement, including without limitation, AutoZone’s standard severance policy.

2.	Commencement of Benefits.

Enhanced Severance benefits will commence as of the date of termination of employment unless Executive is deemed by AutoZone to be or have been a “specified Executive” within the meaning of Internal Revenue Code Section 409A at any relevant time, in which case payment of all or a portion of the Enhanced Severance benefits will be delayed until the date that is at least six months and one day after the date of Executive’s termination.  All amounts that would otherwise have been paid during such six-month period shall instead be paid in a lump sum on the first pay day following such six-month period.

Except as otherwise provided in the Agreement, all compensation and benefits end upon termination of employment.

3.	Severance Payments.

Periodic severance will be paid to Executive in accordance with AutoZone’s Enhanced Severance Policy (the “Policy”) in effect as of the date of execution of this Agreement, as applicable to Executive’s position at the time of termination of employment.  The Policy is hereby incorporated by reference into the Agreement, and a copy of the Policy has been provided to Executive.

Pursuant to the Policy, Executive will receive the periodic severance paid bi-weekly in the same amount and manner as Executive’s base salary prior to termination for the following time periods (“Severance Period”):

Years of Service	Duration of Periodic Severance
0 - 1	12 months
1 - 5	18 months
5+	24 months

4.	Medical, Vision and Dental Benefits

Medical, vision and dental insurance coverage may be continued during the Severance Period, up to a maximum of 18 months, if Executive makes a COBRA election.  The cost to Executive for this coverage during the lesser of the Severance Period or 18 months will be the same as Executive was paying immediately prior to termination, subject to increases affecting plan participants generally.  AutoZone will pay the difference between Executive’s cost and the amount of the COBRA premiums during the lesser of the Severance Period or 18 months; thereafter, COBRA premium payments, if any, will be the sole responsibility of Executive.

5.	Stock Options.

The terms of the applicable Stock Option Agreements govern treatment of stock options upon termination of employment. Stock Option Agreements generally provide that options remain exercisable for 90 days from the date of termination without Cause, and that stock options that are unvested as of the termination date will be forfeited.

6.	Bonus Incentives.

A lump-sum, prorated share of any bonus incentives earned during the period prior to Executive’s termination will be paid to Executive when incentives are paid generally to similarly-situated Executives.  Eligibility for additional bonuses ceases upon termination.  See individual plan documentation for detailed information about eligibility and when incentives are earned.

7.	Other Benefits.

An appropriate level of outplacement services, as determined by AutoZone in its discretion, will be provided to Executive based on Executive’s individual circumstances.

Some optional life and disability insurance policies may have portability features which allow Executive to continue the coverage at Executive’s cost.

8.	Internal Revenue Code Section 409A.

To the extent applicable, this Program shall be interpreted in accordance with Internal Revenue Code Section 409A.  AutoZone may, in its sole discretion, take any actions it deems necessary or appropriate, including without limitation, amendment or termination of this Program, to (a) exempt these payments and benefits from the application of Code Section 409A, or (b) comply with the requirements of Code Section 409A.

9.	Amendments and Administration.

AutoZone reserves the right to terminate, suspend, withdraw, amend or modify the benefits contained in the Policy, but any such action will not affect the benefits for Executive under the Agreement. The plan administrator has sole authority to interpret the provisions of the Policy and otherwise construe AutoZone’s intent in case of any dispute.

EXHIBIT B

Termination Certification

This is to certify that I do not have in my possession, nor have I failed to return, any software, devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, materials, equipment, other documents or property, or copies or reproductions of any of the foregoing belonging to AutoZone, Inc., its subsidiaries, affiliates, successors or assigns.

I further certify that I have complied with all of the terms of AutoZone’s Non-Competition, Non-Solicitation and Non-Disclosure Agreement signed by me (the “Agreement”), including the reporting of all Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by the Agreement.

I further agree that, in compliance with the Agreement, I will preserve as confidential all Confidential Information (both as defined therein) pertaining to any business of AutoZone or any of its officers, customers or vendors.

________[For Example] __________

Executive Signature

________[For Example] __________

Print Name

________[For Example] __________Date